Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES ONE-TIME CASH DIVIDEND FOR FISCAL YEAR 2022

Ocala, FL…March 6, 2023 - Today Nobility Homes, Inc. (OTCQX: NOBH) announced one-time cash dividend for fiscal year 2022.

The Board of Directors declared a one-time cash dividend of $1.00 per common share for the fiscal year 2022. The cash dividend is payable on April 3, 2023, to stockholders of record as of March 20, 2023. Nobility Homes has distributed one-time cash dividends of $1.00 in fiscal years ending 2021, 2020, 2019 and 2018, respectively.

The Company has no defined dividend policy. The Board of Directors maintains the authority to declare distributions at their discretion. The Board performs a thorough and extensive evaluation of the Company’s balance sheet, cash flow, operating performance, and future earnings prospects when considering the declaration of any common dividend.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 121 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are unaudited or forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential adverse impact on our business caused by the COVID-19 pandemic or other health pandemics, competitive pricing pressures at both the wholesale and retail levels, inflation, increasing material costs (including forest based products) or availability of materials due to potential supply chain interruptions (such as current inflation with forest products and supply issues with vinyl siding and PVC piping), changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack, any armed conflict involving the United States and the impact of inflation.

3741 - S.W. 7th Street ♦ Ocala, Florida 34474 ♦ 352.732.5157 ♦ www.nobilityhomes.com